Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

MFLEX REPORTS STRONG RESULTS FOR SECOND QUARTER FISCAL 2008

Three key customers drive the company’s net sales nearly 45 percent higher year-over-year while gross margin increased to 18 percent compared to 11 percent during the same period in 2007

Anaheim, CA, May 6, 2008 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, reported today record second quarter net sales for the three months ended March 31, 2008, which increased by approximately 45 percent to $163.9 million from $113.4 million for the second quarter of fiscal 2007, primarily due to increased sales to three of the company’s key customers. MFLEX’s key customers currently include four of the leading OEMs which manufacture portable electronic devices.

Sequentially, from the first quarter to the second quarter of fiscal 2008, net sales decreased approximately 11 percent, which was somewhat less than expected by the company. This sequential decline resulted primarily from a decrease in sales to a long-standing key customer of the company as market dynamics shifted. In addition, a transition in products supplied to another more recent key customer also occurred between the first and second quarters of fiscal 2008.

Net income for the second quarter of fiscal 2008 increased 240 percent from the comparable period in 2007 to $10.4 million, or $0.41 per diluted share, compared to $3.1 million, or $0.12 per diluted share, for the same period in fiscal 2007. This year-over-year increase in net income was due primarily to higher gross margin on a favorable product mix. Sequentially, net income declined approximately 23 percent from the first quarter to the second quarter of fiscal 2008, primarily due to reduced net sales, increased foreign exchange losses and higher administrative expenses, which were partially offset by a reduced effective tax rate.

Gross margin during the second quarter of fiscal 2008 increased to approximately 18 percent, as compared to approximately 11 percent for the same period in the prior year. While gross margins in the first and second quarters of fiscal 2008 have been above the company’s targeted sustainable gross margin range of between 10 to 15 percent, MFLEX believes this 10 to 15 percent range remains realistic. Nevertheless, the company expects that its gross margin may continue to be outside this range from time to time — either above or below — for a variety of reasons, including product mix and learning curves associated with new programs.

For the first six months of fiscal 2008, net sales increased approximately 47 percent to $348.1 million from $237.3 million during the same period in fiscal 2007. Net income increased to $24.0 million, or $0.95 per diluted share, compared to $6.7 million, or $0.27 per diluted share, in the same period in fiscal 2007. The principal reason for the substantially increased net income was the improved gross margins during the first six months of fiscal 2008 to approximately 17 percent from approximately 12 percent for the comparable period in the prior fiscal year.

According to Reza Meshgin, MFLEX’s president and chief executive officer, four key customers represented approximately 95 percent of the company’s net sales with three of these customers each at 10 percent or more of net sales. One of these customers exceeded 25 percent of sales during the quarter.

“We are pleased with the company’s strong performance during the second quarter as we continue to benefit from a broader base of customers as well as significantly increased sales year-over-year to three of our four key customers. We believe that we are successfully differentiating ourselves in the market by continuing to address evolving opportunities. We expect our current key customers to continue to represent meaningful opportunities for us in the future. We also will continue to focus on the goal of expanding our customer base to include, overall, a handful of the world’s most well-regarded, high-volume manufacturers of portable electronic devices,” Meshgin said.

Also, the company’s capacity expansion plan announced in February 2008 is progressing on schedule and construction of the plant is expected to begin in June 2008, he said.

“We will continuously evaluate our manufacturing requirements in the months ahead, based on customer demand, and make any adjustments necessary so that our new capacity becomes available just-in-time, which is consistent with the company’s previous expansion efforts,” Meshgin said.

While customer demands are changing, MFLEX said it expects net sales in the third quarter of fiscal 2008 to be similar to those in the second quarter of fiscal 2008. In addition, the company believes its customer mix and new program outlook are very promising for the latter part of the fiscal year, as numerous new programs ramp. Gross margin during the quarter is expected to be at or slightly above the high end of the company’s targeted sustainable range of 10 to 15 percent.

Meshgin, who served previously as MFLEX’s president and chief operating officer and has had a 20-year career with the company, was named chief executive officer in March 2008. He succeeds Phil Harding, who continues to serve as chairman of the board of directors.

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the second quarter of fiscal 2008. The dial-in number for the call in North America is 888-695-7895 and 706-679-5242 for international callers. The conference ID number is 44840919. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 800-642-1687 and 706-645-9291 for international callers. The replay pass code is 44840919.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage and portable bar code scanners. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, sales, net income, earnings, operating expenses, capital expenditures, profitability, gross margins, including without limitation, the company’s targeted range of gross margins, achievement of margins within or outside of such range and factors that could affect gross margins, yields, the company’s diversification efforts, the company’s relationship and opportunities with, and expected sales to and demand from, its customers, the relative size of each customer to the company, market opportunities and the utilization of flex and flex assemblies, current and upcoming programs and product mix and the learning curves associated with the company’s programs, the company’s manufacturing capabilities, capacity, growth and expansion of the company’s facilities/capacity and equipment installation, and the costs associated therewith. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “can,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the company’s forward-looking statements as a result of a variety of factors including the impact of changes in demand for the company’s products and the company’s success with new and current customers, the company’s ability to develop and deliver new technologies, the company’s ability to diversify its customer base, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the company’s ability to manage quality assurance issues, the degree to which the company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2007. These forward-looking statements represent management’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Net sales	$163,936	$113,406	$348,088	$237,293
Cost of sales	135,009	100,553	288,375	209,433

Gross profit	28,927	12,853	59,713	27,860

Operating expenses
Research and development	588	639	1,081	1,228
Sales and marketing	4,528	2,489	9,145	5,047
General and administrative	7,753	5,462	14,530	12,428

Total operating expenses	12,869	8,590	24,756	18,703

Operating income	16,058	4,263	34,957	9,157
Interest income, net	476	237	776	470
Other income (expense), net	(2,129)	54	(1,780)	178

Income before provision for income taxes	14,405	4,554	33,953	9,805
Provision for income taxes	(3,981)	(1,488)	(9,943)	(3,086)

Net income	$10,424	$3,066	$24,010	$6,719

Net income per share:
Basic	$0.42	$0.13	$0.97	$0.27
Diluted	$0.41	$0.12	$0.95	$0.27
Shares used in computing net income per share:
Basic	24,760,848	24,502,871	24,706,958	24,477,412
Diluted	25,390,410	25,146,270	25,282,228	25,160,254

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2008	September 30, 2007
Cash, cash equivalents and short term investments	$58,508	$37,298
Accounts receivable, net	119,613	124,313
Inventories	50,361	63,424
Other current assets	9,963	9,523

Total current assets	238,445	234,558
Property, plant and equipment	139,391	133,846
Other assets and long term investments	21,976	8,883

Total assets	$399,812	$377,287

Accounts payable	$88,927	$111,934
Other current liabilities	20,550	15,143
Other long-term liabilities	5,873	204
Stockholders’ equity	284,462	250,006

Total liabilities and stockholders’ equity	$399,812	$377,287